Filed Pursuant to Rule 424(b)(7)

Registration No. 333-229162

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated January 8, 2019)

GRAY TELEVISION, INC.

11,499,945 Shares of Common Stock

This prospectus supplement No. 1 supplements, updates and amends the selling stockholder information contained in the prospectus dated January 8, 2019, relating to the resale by selling stockholders of shares of common stock, no par value per share (“Common Stock”), of Gray Television, Inc. that may be offered and sold from time to time by the selling stockholders named in the prospectus.

You should read this prospectus supplement No. 1 in conjunction with the prospectus. This prospectus supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements thereto. This prospectus supplement No. 1 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement No. 1 supersedes information contained in the prospectus.

Our Common Stock is listed on the New York Stock Exchange under the symbol “GTN”. On January 11, 2019, the last reported sales price of our Common Stock on the New York Stock Exchange was $16.80 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 8 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 14, 2019.

The section entitled “Selling Stockholders” in the prospectus is superseded in its entirety with the following:

SELLING STOCKHOLDERS

Up to 11,499,945 shares of Common Stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders. The shares being offered were issued to the selling stockholders pursuant to the Merger Agreement in connection with the Merger. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Common Stock being registered.

We are registering the shares of Common Stock being offered hereby pursuant to our obligations to do so under a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of June 23, 2018, by and among the Company and the selling stockholders. The Registration Rights Agreement was entered into pursuant to, and in connection with the transactions contemplated by, the Merger Agreement. We have agreed to pay all fees and expenses incurred in connection with this registration, but not any selling expenses of any selling stockholders (including any broker’s fees or selling commissions).

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of Common Stock held by the selling stockholders as of January 2, 2019, the date the Merger was completed. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of Common Stock covered by this prospectus, we cannot determine the number of shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of Common Stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all of their shares of Common Stock covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 93,522,445 shares of our Common Stock outstanding as of January 2, 2019, determined in accordance with Rule 13d-3 under the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options, warrants or other rights. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding
Associated Entities of Retirement Systems of Alabama(4)	9,148,292	9.78%	9,148,292	0	*
Steven Ackermann	46,297	*	46,297	0	*
John C. Alexander	14,731	*	14,731	0	*
Jeremy Anspach	4,160	*	4,160	0	*
Donna J. Barrett	7,222	*	7,222	0	*
Jeffrey S. Benninghoff	3,850	*	3,850	0	*
Joseph F. Birch	6,361	*	6,361	0	*
Robert E. Boenau	6,974	*	6,974	0	*
Joseph Brunnhuber	4,688	*	4,688	0	*
Mark Philip Bunting	5,150	*	5,150	0	*
John D. Burke	63,069	*	63,069	0	*
Scott Tyler Carver	3,375	*	3,375	0	*
Allan D. Cates	10,649	*	10,649	0	*
Debbie K. Cooper	48,762	*	48,762	0	*
Matthew J. Copley	2,366	*	2,366	0	*
Ronna J. Corrente	3,757	*	3,757	0	*
Kern Dant	3,617	*	3,617	0	*
Wayne Daugherty	12,723	*	12,723	0	*
Andre Delaporte	4,976	*	4,976	0	*
Joseph Scott Dempsey	21,532	*	21,532	0	*
Eric Robert Duncan	12,481	*	12,481	0	*
Paul M. Eriksen	39,785	*	39,785	0	*
David M. Evans	10,737	*	10,657	80	*
Joseph G. Fiveash	33,106	*	33,106	0	*
McKenzie Flashnick	2,120	*	2,120	0	*
Marsha B. Fogarty	5,184	*	5,184	0	*
Ted O. Fortenberry	32,033	*	32,033	0	*
Bruno Francisi	10,802	*	10,602	200	*
Wayne R. Freedman	45,971	*	45,971	0	*
Collin Reed Gaston	38,420	*	38,420	0	*
Michelle Germano	17,528	*	17,528	0	*
Cary Ian Glotzer	29,392	*	29,392	0	*
Kym D. Grinnage	37,508	*	37,508	0	*
Dianne Griswold	15,904	*	15,904	0	*
James T. Harriman	4,932	*	4,932	0	*
Jan T. Hartsell	8,832	*	8,832	0	*
Matthew H. Hawkins	8,174	*	8,174	0	*
David Hayes	2,120	*	2,120	0	*
John Heislman	38,888	*	38,888	0	*
James Hiett	15,155	*	15,155	0	*
Richard S. Humber	2,597	*	2,597	0	*
Margaret A. Hoeser	5,364	*	5,364	0	*
Herschel W. Howie	2,120	*	2,120	0	*
Timothy M. Ingram	39,531	*	39,531	0	*
Daniel L. Jackson	83,193	*	83,193	0	*
George V. Johnson	15,554	*	15,554	0	*
Jama D. Killingsworth	9,875	*	9,875	0	*
William S. Lancaster	4,616	*	4,616	0	*
Donald Patrick LaPlatney(5)	190,599	*	190,599	0	*
John Lillie	10,602	*	10,602	0	*
Brian J. Lorenzen	12,490	*	12,490	0	*
Claire E. Magee	2,589	*	2,489	100	*
Joel R. Mark	2,835	*	2,835	0	*

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding
Robert L. Maupin	4,188	*	4,188	0	*
Gregory M. McCastle	13,516	*	13,516	0	*
William R. McDowell	88,560	*	88,560	0	*
Dave McNamara	2,120	*	2,120	0	*
Sandy Breland McNamara	66,188	*	66,188	0	*
Frederick Steve McPhaul	3,611	*	3,611	0	*
Paul McTear(6)	27,205	*	21,205	6,000	*
Alay Mehta	1,662	*	1,662	0	*
Dennis K. Milligan	25,802	*	25,802	0	*
Jonathan Craig Mitchell	3,812	*	3,812	0	*
Donald F. Moore	4,671	*	4,671	0	*
Robert A. Morford	2,536	*	2,536	0	*
Renee C. Morley	19,939	*	19,939	0	*
Samuel David Mylrea	2,722	*	2,722	0	*
Hunter R. Nickell	20,698	*	20,698	0	*
George Philip	6,361	*	6,361	0	*
Adam Phillips	2,722	*	2,722	0	*
Kathryn Michele Pickman	5,263	*	5,263	0	*
Ken Randall	15,904	*	15,904	0	*
James E. Rayburn	26,489	*	26,489	0	*
Robert C. Reichley	5,511	*	5,511	0	*
Kenneth Charles Reiner	24,706	*	24,706	0	*
Jimmy Reynolds	1,060	*	1,060	0	*
Donald S. Richards	92,623	*	92,623	0	*
Tracey J. Rogers	33,080	*	33,080	0	*
Jayne W. Ruben	19,313	*	19,313	0	*
Scott Saxton	8,868	*	8,868	0	*
Erik Stirling Schrader	13,891	*	13,891	0	*
Ken D. Selvaggi	56,406	*	56,406	0	*
John J. Servizzi	6,062	*	6,062	0	*
Jesse Sessoms	14,935	*	14,935	0	*
Rebecca S. Sheffield	50,477	*	50,477	0	*
Lawrence E. Silbermann	41,125	*	41,125	0	*
Nancy Kent Smith	30,200	*	30,200	0	*
Patrick Stacey	47,381	*	47,381	0	*
John Stein	15,904	*	15,904	0	*
Holly Steuart	8,200	*	8,200	0	*
John Bradley Streit	102,935	*	102,935	0	*
Barbara Thomas	15,904	*	15,904	0	*
David F. Thomason	15,895	*	15,895	0	*
Tricia F. Thurman	7,754	*	7,754	0	*
Misty Clinton Wages	18,998	*	18,998	0	*
George Wakefield	6,361	*	6,361	0	*
Stephen Lorin Wallen	1,590	*	1,590	0	*
Gregory A. Weitekamp	6,079	*	6,079	0	*
James R. Wilcox	55,272	*	55,272	0	*
Richard L. Williams	22,569	*	22,569	0	*
Susana G. Willingham	93,634	*	93,634	0	*
Dianne M. Wilson	35,875	*	35,875	0	*
Joseph Justin Wilson	10,291	*	10,291	0	*
Ellenann Benefield Yelverton	42,491	*	42,491	0	*
Leon Zurik	5,301	*	5,301	0	*
All other selling stockholders	38,077	*	38,077	0	*

*	Less than 1%.

(1)	Based on 93,522,445 shares of Common Stock outstanding as of January 2, 2019 (including the 11,499,945 shares issued to the selling stockholders in connection with the Merger).

(2)

Represents the number of shares of Common Stock being offered hereby on behalf of the selling stockholders, which may be less than the total number of shares beneficially owned by such selling stockholder.

(3)

Assumes that the selling stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of Common Stock. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(4)

Represents (i) 5,337,760 shares of Common Stock held of record by Teachers’ Retirement System of Alabama (“TRS”), (ii) 3,809,536 shares of Common Stock held of record by Employees’ Retirement System of Alabama (“ERS”) (which includes and administers the Judicial Retirement Fund) and (iii) 996 shares of Common Stock held of record by the Judicial Retirement Fund (together with TRS and ERS, the “RSA Entities”). Dr. David G. Bronner is the Chief Executive Officer of TRS and ERS. In such capacities, Dr. Bronner may be deemed to have voting and dispositive power over the shares of Common Stock held by the RSA Entities. Dr. Bronner disclaims beneficial ownership of these shares. The address for each of the RSA Entities and Dr. Bronner is c/o Retirement Systems of Alabama, 201 South Union Street, Montgomery, AL 36104.

(5)

Following the consummation of the Merger, Mr. LaPlatney was appointed to the Company’s Board of Directors and as the Company’s President and Co-Chief Executive Officer. Mr. LaPlatney previously served as Chief Executive Officer and President of Raycom from July 2016, and as a member of the board of directors of Raycom from 2016, until the consummation of the Merger. Prior to that, Mr. LaPlatney served as Chief Operating Officer of Raycom from April 2016 to July 2016.

(6)

Following the consummation of the Merger, Mr. McTear was appointed to the Company’s Board of Directors. Mr. McTear previously served as Chief Executive Officer and President of Raycom from June 2001 until July 2016, and as a member of the board of directors of Raycom from June 2001 until the consummation of the Merger.